Exhibit 3.1.1

FIRST CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

PAYLOCITY HOLDING CORPORATION

a Delaware Corporation

Paylocity Holding Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES:

1.              The name of the Corporation is Paylocity Holding Corporation, and the Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on November 6, 2013 under the name “Paylocity Holding Corporation.”

2.              The Board of Directors duly adopted resolutions proposing to amend the Corporation’s Certificate of Incorporation (the “Certificate”) as follows, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the Corporation’s stockholders.

3.              The following amendments were duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the written consent of the required percentage of stockholders of the Corporation on the tenth day of February, 2014.

4.              The first paragraph of Article FOURTH of the Certificate is hereby amended and restated in its entirety as follows:

“Upon the filing and effectiveness (the “Effective Time”), pursuant to the General Corporation Law of the State of Delaware, of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each three (3) shares of Common Stock, $0.001 par value per share (“Common Stock”), either issued and outstanding or held by the Corporation in its treasury immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into two (2) shares of Common Stock (the “Reverse Stock Split”).  No fractional shares shall be issued in connection with the Reverse Stock Split.  Any fractional shares of Common Stock that would otherwise exist due to the Reverse Stock Split shall be rounded down to the nearest whole share.  Each certificate that immediately prior to the Effective Time represented shares of capital stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 66,666,667 shares of Common Stock and (ii) 18,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).”

5.              This amendment to the Certificate shall be effective upon filing with the Secretary of State of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned officer has executed this First Certificate of Amendment to the Certificate of Incorporation of Paylocity Holding Corporation this 5th day of March, 2014.

/s/ Steven Beauchamp
Steven Beauchamp, Chief Executive Officer